Exhibit 99.1

One Horizon Group Executes Term Sheet to Acquire 123Wish

GlobeNewswire• December 14, 2017

LONDON, Dec. 14, 2017 (GLOBE NEWSWIRE) -- One Horizon Group, Inc. (OHGI) today announced that it has entered into a term sheet that includes the main provisions of the definitive agreements to acquire a majority interest in ONCE IN A LIFETIME LLC, d/b/a 123Wish.

123Wish in the Apple App Store and available next month on Google Play and www.123wish.com is a subscription-based, social-media platform that provides users with unique opportunities to enjoy personalized, dream experiences with some of the world’s most renowned influencers, celebrities, professional athletes, fashion designers, and artists while supporting a diverse range of charities.

By way of example, a 123Wish experience includes the chance to star in a Jake Paul YouTube video. Jake Paul’s music video “It’s Everyday Bro featuring Team 10” (Jake’s team of relevant social media influencers) has over 160 million views and frequently released Jake Paul videos reach viewership in the tens of millions.

123Wish was co-founded in early 2016 by real estate mogul and serial technology entrepreneur Andrew Resnick who has developed and launched web properties that reach tens of millions of unique visitors a month and Natalia Diaz whose digital agency MOA Digital Works specializes in mobile and web commerce and gaming development for several Fortune 500 and other innovative company clients that rely on social-media monetization.

Recognizing that fundamental to the 123Wish business model was building relationships with the most influential members of Generation Z, Natalia engaged Gen Z entrepreneur and venture capitalist Patrick Finnegan to harness those relationships and manifest the vision of being an authentic lifestyle brand that Gen Z wanted to embrace.

Patrick brought his partners Jake Paul (more than 12 million YouTube subscribers and more than 10 million Instagram followers) and Cameron Dallas (more than 5 million YouTube subscribers and more than 20 million Instagram followers) and their venture capital fund, TGZ Capital, took a significant equity interest in 123Wish. Their involvement brought immediate momentum to the 123Wish business, which has access to more than 80 million internal and more than 300 million external subscribers and followers.

 “Subscribers, fans and likes have become a new form of currency and given the rapid expansion of cryptocurrency, we see a world where social media platform-based commerce and even charitable contribution will be driven by digital coins that allow for efficient and transparent transactions,” said 123Wish Co-Founder Andrew Resnick. “Using coins as a vehicle for transfers of funds affords unique opportunities to educate the next generations about contributing to the greater good and social media is the perfect outlet to expand and support these systems.”

“While the agreement is subject to customary conditions including completion of due diligence and approvals, we expect to close in the first quarter of 2018 and we are confident the acquisition will be accretive in 2018,” said One Horizon Group’s Founder and CEO, Mark White. “We are excited to be working with the 123Wish team and we are certain that this transaction will deliver significant value to OHGI shareholders.”

Each curated 123Wish experience supports a philanthropic cause of the celebrity or influencer’s choosing or is randomly matched to a non-profit. Once the charitable contribution goal for an experience has been met and the timeframe for entry has expired, 123Wish randomly selects the winner. Subscribers have exclusive opportunities to interact with experience contributors and everyone who enters receives a specialized gift for participating. Corporate sponsors of the experiences include some of the world’s most widely recognized brands that seek to connect with 123Wish subscribers and are aligned with the celebrity or influencer’s desire to make a positive social impact.

“Social media influencers and celebrities are building brands with unprecedented reach given their ability to connect with their subscribers and fans on an emotional level,” said 123Wish Co-Founder and CEO Natalia Diaz. “As I described in speaking with Forbes earlier this year, working with influencers gives advertisers the ability to more specifically address their target demographic as compared with traditional forms of advertising. In order to expand the reach of 123Wish and to give investors an opportunity to participate in the next wave of social media that speaks to Gen-Zers and Millennials who place a higher value on human experiences that contribute to the greater good than high-cost material items, we welcome the desire of One Horizon Group to allow us to further build our business as part of a NASDAQ-listed technology company.”

“In founding 123Wish, Natalia and I recognized that through our close friends and business contacts, we have access to some of the world’s most popular social media influencers, celebrities, professional athletes, fashion designers, and artists,” added 123Wish Co-Founder Andrew Resnick. “We also realized that what attracted us to these people was a fundamental desire to contribute our talents to make the world a better place for everyone. 123Wish not only provides subscribers with the possibility of participating in one-of-a-kind experiences; the company has created an engaging community of talent and fans collaborating to take significant and lasting action on social issues. After spending time with One Horizon Group’s Founder and CEO Mark White, we realized that our companies are philosophically aligned and that by combining our strengths, we will be able to build a stronger organizational foundation, expand our reach even further, and importantly, make a greater social impact for good.”

About One Horizon Group, Inc.

One Horizon Group, Inc. (OHGI) is a reseller of secure messaging software for the growing gaming, security and education markets including in China and Hong Kong.  For more information on the Company please visit http://www.onehorizongroup.com/investors-overview/.

Contact:

Darrow Associates Contacts for OHGI

Bernie Kilkelly
(516) 236-7007
bkilkelly@darrowir.com

Jordan Darrow
(512) 551-9296
jdarrow@darrowir.com